Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-271275) and Registration Statements on Form S-8 (Nos. 333-261987 and 333-286493) of our report dated February 25, 2026, relating to the consolidated financial statements of Apollo Global Management, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, New York
February 25, 2026